ASAHI GLASS COMPANY FEATURES ITS WONDERLITE TRAIN
WINDOW USING SPD-SMARTGLASS AT INNOTRANS 2014

Berlin, Germany, September 24, 2014 – Imagine pushing a button, tapping on your tablet or smart phone, or touching a window and having the window instantly adjust to whatever tint you wanted. All of this is now possible in windows, skylights, sunroofs, partitions and other glass or plastic products using SPD-Smart light control film technology developed by Research Frontiers (Nasdaq: REFR) – the same technology currently used in homes, offices, museums, yachts and in thousands of Mercedes-Benz cars worldwide.

Research Frontiers licensee, AGC, one of the largest producers of flat glass in the world, is featuring its “WONDERLITE” SPD-SmartGlass train window at Innotrans 2014. Innotrans is held from September 23rd to 26th in Berlin, Germany. It is the largest international trade fair for rail transport technology with over 160,000 visitors and is held every two years in Berlin.

In addition to controlling the level of light and glare coming into a train, SPD-SmartGlass offers many other advantages. This electronically dimmable window technology provides unsurpassed thermal insulation: SPD-SmartGlass substantially rejects solar heat from entering through windows. When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduced the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

SPD-SmartGlass delivers other benefits to the passenger and engineer environments in a train, including excellent acoustic insulation, elimination of blinds or shades (reduced cleaning, rattling of shades and a general reduction in interior noise), and keeping an occupied or unoccupied train car cooler without using any power. It does this while providing maximum transparency and viewing opportunities when a small amount of power is applied to align nanoparticles inside a special film inside the glass. The SPD-SmartGlass solution can also be used as a partition between cars or between the engineer and passenger.

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AGC’s “WONDERLITE” SPD-SmartGlass Window

Joseph M. Harary, President and CEO of Research Frontiers noted: "We are pleased to see the product offering and user benefits for AGC's WONDERLITE brand of SPD-SmartGlass expand from automobiles to trains. SPD-SmartGlass technology is the highest performing smart window in the world. It offers very quick switching speed, wide ranges of fully variable light transmission, high levels of heat control, as well as acoustic and other energy-efficient benefits. With the large amount of glass used in a train, and the need for passengers to be connected to their outside environment while traveling, SPD-SmartGlass technology offers the ideal solution for the mass transit market."

To learn more about Innotrans, please see the event website.

To learn more about AGC and “WONDERLITE” SPD-SmartGlass, please see their press release.

About Research Frontiers:

Research Frontiers is the developer of SPD-Smart light-control technology, which allows users instantly, precisely and uniformly to control the shading of glass or plastic, either manually or automatically. Research Frontiers has over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

CONTACT:
Joseph M. Harary
President & CEO
+1-516-364-1902
Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc. “WONDERLITE” is a trademark of Asahi Glass Company.